Diedrich Coffee Reports Fiscal 2003 Results

Irvine, California, September 26, 2003 - Diedrich Coffee, Inc. (Nasdaq:DDRX) today announced results for the fiscal year ended July 2, 2003. Diedrich Coffee reported a net loss of $1,223,000 or $0.24 per share in fiscal 2003, after recording an impairment charge for the year of $2,231,000, primarily to reduce the net carrying value of its goodwill and three coffeehouses. In the prior year net income was $1,269,000 or $0.25 per share after asset impairment and restructuring charges of $547,000.   Net loss for the fourth quarter was $1,706,000 or $0.33 per share after impairment charges of $2,174,000, compared to net income of $670,000 or $0.13 per share for the fourth quarter of fiscal 2002 after impairment charges in the year ago quarter of  $158,000.

Although lower in each case than the comparable year ago periods, fiscal 2003 operating results without impairment charges would have been profitable for both the year and the fourth quarter.

 “The impairment charges recorded in the most recent quarter were non-cash accounting matters that mask the progress we have made on several fronts,” stated Roger Laverty, Diedrich Coffee’s Chief Executive Officer, who was recently appointed to that position, joining the company in April 2003. “We began a major remodeling program for our company operated Diedrich Coffee locations, initiated a number of organizational changes to support increased growth of our domestic Gloria Jean’s franchise system, and experienced continued acceleration of franchise growth in international markets. We are encouraged that this progress will allow us to successfully execute our growth strategy.”

The Company also reaffirmed its previously stated growth strategy, which is focused in two primary areas: expanding its Gloria Jean’s retail store base under a franchised model, both domestically and internationally, and increasing wholesale distribution of its premium coffees.

Operating Results

Operating income declined by $2,809,000 during the current fiscal year, to an operating loss of $911,000 from operating income of $1,898,000 in the prior year. This was primarily the result of previously noted asset impairment charges recorded in the current year to reflect impairment of goodwill associated with certain of its company-operated retail units, and to reduce the carrying value of three coffee houses. Such impairment charges increased by $1,684,000 compared to the prior year. Operating income also declined due to the revenue reductions described below, and increases in operating expenses and general and administrative expenses as a percentage of revenue, partially offset by an increase in gain on asset disposals. Operating expenses for the year increased as a percentage of revenue due to higher bad debt costs, various expenses associated with the company’s entry into the grocery wholesale distribution channel, and higher worker’s compensation rates. General and administrative expenses increased as a percentage of revenue in fiscal 2003 primarily due to the semi-fixed nature of these costs and the decline in revenue.

Operating income for the quarter declined by $2,514,000, to an operating loss of $1,623,000 from operating income of $891,000 in the year ago quarter.  This decline was generally due to the same factors as noted for the full year results, and an unfavorable match-up against an extra fiscal week during the year ago quarter.

Revenue

Total revenue for the year ended July 2, 2003, was $54,779,000, a decrease of $7,428,000 (11.9%) compared with revenue of $62,207,000 for the prior year ended July 3, 2002. This decrease consists of a decline in retail sales of $5,624,000 (14.5%) and a decrease in wholesale revenue of $1,345,000 (8.1%), and a  $459,000 (6.7%) decrease in franchise revenue.

Planned divestitures and closings of under-performing company-owned locations caused fiscal 2003 retail sales to decline by $4,801,000.  Comparisons to the prior period also suffered due to an extra fiscal week during the prior fiscal year, which contained 53 fiscal weeks, versus only 52 weeks in the current year.  The balance of the reduction in retail sales was due to a decline in comparable company store sales in company operated Diedrich Coffee and Gloria Jean’s retail units, partially offset by an increase in comparable store sales in company operated Coffee People retail units and an increase in internet sales of coffee.  The decline in wholesale revenue primarily reflects lower roasted coffee sales to franchisees, and the decline in franchise revenue reflects lower domestic franchise royalty revenue, both primarily as a result of fewer domestic Gloria Jean’s franchise locations compared to a year ago.

For the fourth fiscal quarter, total revenue and individual revenue component trends declined on a greater percentage basis than those noted for the full year above, for several reasons. The extra fiscal week in the prior year was recorded in the fourth quarter of fiscal 2002, negatively impacting fourth quarter comparisons versus a year ago. In addition, retail sales declined due to the timing of individual company store divestitures in the current year, and to negative comparable store sales in company operated Diedrich Coffee coffeehouses during the fourth quarter as compared to full year comparable store sales declines for that brand.  Wholesale revenue declined more on a percentage basis for the quarter than for the year because of atypical sales patterns of Keurig K-cups in the prior year period, when fourth quarter shipments were higher than usual as a result of a product recall in the third quarter of fiscal 2002.

Comparable Store Sales

All of the percentage figures that follow have been adjusted to eliminate the distortive impact of an extra fiscal week in the prior fiscal year.

System-wide comparable store sales at Gloria Jean’s units declined 0.9% during fiscal 2003 compared with fiscal 2002.

System-wide comparable store sales at Diedrich Coffee brand coffeehouses open at least one year declined 4.6% for the year, as compared with the prior year, while comparable store sales at the company’s Coffee People coffeehouses increased 1.7% during this same period.

For the quarter, system-wide comparable store sales at Gloria Jean’s stores open at least one year decreased by only 0.6%, while Diedrich Coffee comparable store sales decreased 7.9%, and Coffee People comparable store sales continued to improve increasing 2.5% over the prior year.

Other Developments

The Company also announced it was in the process of amending its bank credit agreement, as it is presently not in compliance with certain financial covenants therein because of the fourth quarter impairment charges. The Company believes it will be able to execute an amendment on terms that will not materially interfere with its ability to execute its business plan. Beyond the covenant modifications noted above, the Company expects the amendment to eliminate the $1,000,000 line of credit for new coffeehouse development during fiscal 2004, but renew availability of a recently expired $500,000 working capital line until April 2004. The amendment is also expected to eliminate an existing covenant requiring the Company to maintain $800,000 of cash on deposit with the bank, and substitute a new requirement that the Company maintain a restricted cash balance on deposit with the bank to collateralize its  equipment term loan in an amount equal to the lesser of $800,000 or the balance of the loan. Matt McGuinness, Chief Financial Officer for Diedrich Coffee stated that, “based on the expected terms of this amendment, our current cash balances and the strength of our balance sheet, and our expectations regarding operating results for the current fiscal year, we are confident that we have the capital resources available to remodel our Diedrich Coffee stores and to fund necessary initiatives to stimulate the growth of our franchise system.”

The Company also announced the execution of a lease for new home office facilities in Irvine, CA, and expects to relocate to its new premises once the build out is completed in mid November 2003.  “We are very excited about our upcoming relocation to new offices,” Mr. Laverty noted. “The new space is much more suitable to our needs, both in terms of its smaller size, more efficient layout and better fit for our organization, which has experienced a number of changes over the past few years. Due to these factors we were able to secure new space only a mile from our expiring home office lease, at comparable total rent, with no significant out of pocket expenditures to accomplish the build out and the move.”

Mr. Laverty added that, “I am extremely enthusiastic about the strength and growth potential of our core assets — powerful brands in the dynamic specialty coffee industry.  We are currently in the process of developing and implementing specific initiatives to revitalize our store operations and realign the organization to provide effective support.  Once we have had an opportunity to assess the impact of these initiatives, I will be able to communicate more about our specific growth expectations.”

Conference Call

Diedrich Coffee will be discussing these financial results with analysts and investors in a conference call.  The conference call, hosted by Roger “Rocky” Laverty, CEO and Matt McGuinness, CFO, will take place on Friday, September 26, 2003 at 1:00 p.m. Pacific Time, 4:00 p.m. Eastern Time.  The conference call is simultaneously being webcast by CCBN and can be accessed at Diedrich Coffee’s website at www.diedrich.com .   A replay of the conference call will also be available by telephone at (800) 428-6051, passcode I.D. # 307151, from 7:00 p.m. EST on September 26, 2003 through midnight on October 10, 2003.

About Diedrich Coffee

With headquarters in Irvine, California Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee, and Coffee People. The Company’s 417 retail outlets, the majority of which are franchised, are located in 36 states and 10 foreign countries. Diedrich Coffee also sells its coffees through more than 210 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

                                                                Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the ability to properly manage the repayment of the company’s indebtedness, the successful management of Diedrich Coffee’s growth strategy, the impact of competition, the availability of working capital and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended July 3, 2002.

Information Contact:

Roger Laverty, Chief Executive Officer                            (949) 260-6734

	DIEDRICH COFFEE, INC.
	SELECTED CONSOLIDATED FINANCIAL INFORMATION
	(in thousands, except per share amounts)
OPERATIONS DATA:	Sixteen	Seventeen	Fifty-Two	Fifty-Three
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	July 2, 2003	July 3, 2002	July 2, 2003	July 3, 2002
Retail sales	$9,374	$11,686	$33,034	$38,658
Wholesale and other revenue	4,087	5,160	15,336	16,681
Franchise revenue	1,947	2,169	6,409	6,868
Total revenue	$15,408	$19,015	$54,779	$62,207
Cost of sales and related occupancy costs	$7,368	$9,003	$26,275	$30,439
Operating expenses	4,775	5,416	16,875	17,909
Depreciation and amortization	617	651	1,944	2,384
General & administrative expenses	2,846	3,201	9,233	9,453
Asset impairment and restructuring costs	2,174	158	2,231	547
Gain on asset disposals	(749)	(305)	(868)	(423)
Total costs and expenses	$17,031	$18,124	$55,690	$60,309
Operating income (loss)	$(1,623)	$891	$(911)	$1,898
Interest expense, net	(74)	(145)	(258)	(537)
Income (loss) before income taxes	$(1,697)	$746	$(1,169)	$1,361
Income tax provision	9	76	54	92
Net income (loss)	$(1,706)	$670	$(1,223)	$1,269
Basic and Diluted net income (loss) per share:	$(0.33)	$0.13	$(0.24)	$0.25
Weighted average shares outstanding:
Basic and Diluted	5,161	5,161	5,161	5,161

	BALANCE SHEET AND RETAIL UNIT COUNT DATA:
	July 2, 2003	July 3, 2002
Cash	$2,625	$2,233
Accounts receivable, net	2,454	2,215
Inventories	2,611	2,598
Other assets	18,852	21,234
Total assets	$26,542	$28,280
Accounts payable	$2,108	$2,090
Current portion of long-term debt	1,459	1,126
All other current liabilities	3,875	3,922
Long-term debt	1,491	2,100
Other liabilities	1,020	1,298
Stockholders’ equity	16,589	17,744
Total liabilities and stockholders’ equity	$26,542	$28,280
Domestic retail units	211	237
International retail units	206	140
Total retail units (company and franchise, all brands)	417	377